Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Superior Drilling Products, Inc., on Form S-8 to be filed with the Commission on June 15, 2015, of our report dated March 30, 2015, relating to the consolidated financial statements of Superior Drilling Products, Inc. as of December 31, 2014 and 2013 and for the years then ended.

/s/Hein & Associates LLP

Dallas, Texas

June 15, 2015